PROCEPT BioRobotics® Reports Second Quarter 2024 Financial Results and
Increases 2024 Revenue and EBITDA Guidance

SAN JOSE, Calif., August 1, 2024 -- PROCEPT BioRobotics Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported unaudited financial results for the quarter ended June 30, 2024.

Recent Highlights

•Total revenue of $53.4 million for the second quarter of 2024, an increase of 61% compared to the prior period in 2023
•U.S. handpiece and consumables revenue of $27.3 million for the second quarter of 2024, an increase of 101% compared to the prior period in 2023
•Sold 47 robotic systems in the U.S. in the second quarter of 2024
•U.S. system and rental revenue of $17.8 million for the second quarter of 2024, an increase of 20% compared to the prior period in 2023
•International revenue of $5.7 million, for the second quarter of 2024, an increase of 79% compared to the prior period in 2023
•Increased fiscal year 2024 total revenue guidance to approximately $217 million and improved EBITDA guidance to a loss of $67.5 million

“We are pleased to report another successful quarter with annual revenue growth of 61%. This outstanding performance across all segments of the business reflects continued focus on penetrating BPH hospitals, increasing utilization, and driving operational efficiencies across the organization,” said Reza Zadno, Chief Executive Officer. “Additionally, we achieved record gross margins of 59% and demonstrated significant operating expense leverage.”

Second Quarter 2024 Financial Results

Total revenue for the second quarter of 2024 was $53.4 million, an increase of 61% compared to the prior year period. U.S. revenue was $47.7 million, representing growth of 59% compared to the prior year period. The increase was primarily driven by increased system sales to new hospital customers and increased handpiece and other consumable revenue. U.S. handpiece and consumable revenue for the second quarter of 2024 was $27.3 million, an increase of 101% compared to the prior year period. U.S. monthly utilization per account increased approximately 15% in the second quarter of 2024 compared to the prior year period. U.S. system revenue for the second quarter of 2024 was $17.8 million, an increase of 20% compared to the prior year period. As of June 30, 2024, the install base of AquaBeam Robotic Systems in the U.S. was 400 systems. International revenue was $5.7 million for the quarter, an increase of 79% compared to the prior year period.

Gross margin for the second quarter 2024 was 59% compared to 56% in the prior year period. Gross margin improvement was primarily due to improved overhead absorption and increased U.S. average selling prices.

Operating expenses in the second quarter of 2024 were $58.3 million, compared with $44.1 million in the prior year period. The increase was driven by increased sales and marketing expenses primarily to expand the commercial organization and increased research and development expenses.

Net loss was $25.6 million for the second quarter of 2024, compared to a loss of $25.3 million in the prior year period. Adjusted EBITDA was a loss of $18.0 million for the second quarter of 2024, compared to a loss of $19.9 million in the prior year period.

Cash and short-term investments as of June 30, 2024, totaled $214.1 million. Cash usage in the second quarter of 2024 was $11.5 million dollars which is a significant improvement from the $31.6 million usage in the first quarter of 2024. Most of this progress was driven by improvements in working capital.

Full Year 2024 Financial Guidance

•The Company projects revenue for the full year 2024 to be $217.0 million, which represents 59% growth over the Company’s prior year revenue. This compares to previous revenue guidance of $213.5 million.

•The Company projects full year 2024 gross margin to be approximately 59%. This compares to previous guidance of approximately 58% to 59%.
•The Company projects full year 2024 total operating expense of approximately $231.5 million, which is unchanged from previously issued guidance.
•The Company projects full year 2024 Adjusted EBITDA loss to be ($67.5) million. This compares to previous guidance of ($70.0) million.

Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).”

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the second quarter 2024 financial results on Thursday, August 1, 2024, at 4:30 p.m. Eastern Time.

Investors interested in listening to the conference call may do so by following one of the below links:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/qsztnzfu/
•Dial-in registration for sell-side research analysts:
◦https://register.vevent.com/register/BI7bf6aa315a2b44d6a070a16b6608b822

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT BioRobotics develops, manufactures and sells the AquaBeam Robotic System, an advanced, image-guided, surgical robotic system for use in minimally invasive urologic surgery with an initial focus on treating benign prostatic hyperplasia, or BPH. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe and durable outcomes for males suffering from lower urinary tract symptoms, or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. The Company has developed a significant and growing body of clinical evidence, which includes nine clinical studies and over 150 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.

The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.

Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2024, statements regarding the potential utilities, values, benefits and advantages of Aquablation® therapy performed using PROCEPT BioRobotics’ products, including AquaBeam® Robotic System, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margin, profitability, operating expenses, installed base growth, commercial momentum and overall business strategy. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K filed with the SEC on February 28, 2023. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.

Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit https://aquablation.com/safety-information/

Investor Contact:
Matt Bacso
VP, Investor Relations and Business Operations
m.bacso@procept-biorobotics.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$53,353	$33,104	$97,892	$57,508
Cost of sales	21,871	14,675	41,376	26,588
Gross profit	31,482	18,429	56,516	30,920
Operating expenses:
Research and development	17,501	11,613	30,585	22,350
Selling, general and administrative	40,809	32,441	80,408	62,574
Total operating expenses	58,310	44,054	110,993	84,924
Loss from operations	(26,828)	(25,625)	(54,477)	(54,004)
Interest expense	(1,030)	(965)	(2,075)	(1,851)
Interest and other income, net	2,232	1,305	4,969	2,084
Net loss	$(25,626)	(25,285)	(51,583)	(53,771)
Net loss per share, basic and diluted	$(0.50)	$(0.56)	$(1.01)	$(1.19)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	51,622	45,160	51,316	45,023

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(25,626)	$(25,285)	$(51,583)	$(53,771)
Depreciation and amortization expense	1,269	642	2,453	1,435
Stock-based compensation expense	7,986	5,104	14,242	8,827
Interest (income) and interest expense, net	(1,559)	(400)	(3,398)	(351)
Adjusted EBITDA	$(17,930)	$(19,939)	$(38,286)	$(43,860)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2024 EBITDA Guidance
(Unaudited, in thousands)

2024
Net loss	$(97,250)
Depreciation and amortization expense	5,340
Stock-based compensation expense	31,050
Interest (income) and interest expense, net	(6,640)
Adjusted EBITDA	$(67,500)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$214,093	$257,222
Accounts receivable, net	58,917	48,376
Inventory	43,865	39,756
Prepaid expenses and other current assets	5,017	5,213
Total current assets	321,892	350,567
Restricted cash, non-current	3,038	3,038
Property and equipment, net	27,675	28,748
Operating lease right-of-use assets, net	19,584	20,241
Intangible assets, net	1,068	1,204
Other assets	1,093	919
Total assets	$374,350	$404,717

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,950	$13,499
Accrued compensation	14,882	16,885
Deferred revenue	6,552	5,656
Operating leases, current	1,769	1,683
Loan facility derivative liability	1,942	1,886
Other current liabilities	7,750	6,318
Total current liabilities	42,845	45,927
Long-term debt	51,404	51,339
Operating leases, non-current	27,843	26,182
Other liabilities	479	517
Total liabilities	122,571	123,965

Stockholders’ equity:
Additional paid-in capital	757,935	735,240
Accumulated other comprehensive loss	(1)	84
Accumulated deficit	(506,155)	(454,572)
Total stockholders’ equity	251,779	280,752
Total liabilities and stockholders’ equity	$374,350	$404,717

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
U.S.
System sales and rentals	$17,819	$14,828	$32,055	$23,598
Handpieces and other consumables	27,260	13,601	50,878	25,371
Service	2,589	1,499	4,936	2,734
Total U.S. revenue	47,668	29,928	87,869	51,703
Outside of U.S.
System sales and rentals	3,078	1,599	4,818	3,068
Handpieces and other consumables	2,271	1,269	4,614	2,175
Service	336	308	591	562
Total outside of U.S. revenue	5,685	3,176	10,023	5,805
Total revenue	$53,353	$33,104	$97,892	$57,508